                                                                   EXHIBIT 23.1



                              ACCOUNTANTS' CONSENT


The Board of Directors
BancorpSouth, Inc.:

         We consent to incorporation by reference in the registration statement on Form S-8 of BancorpSouth, Inc. of our report dated January 20, 1999, relating to the consolidated balance sheets of BancorpSouth, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income and comprehensive income, shareholders' equity, and cash flows of each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of BancorpSouth, Inc. and to the reference to our firm under the heading "Experts" in the prospectus.


                                                    /s/  KPMG LLP


Memphis, Tennessee
July 30, 1999